EXHIBIT 10.1

CROWN Packaging Europe GmbH

Baarermatte

CH-6340 BAAR

Switzerland

Mr. Christopher HOMFRAY

Dear Christopher:

We are pleased to confirm our employment offer to you with effect from January 1, 2011. The terms and conditions associated with this offer of employment are described in this document, together with its various appendices (“Employment Agreement”).

By signing this document, you and Crown Packaging Europe GMBH (“Company”) enter into an employment contract and agree that this Employment Agreement, together with its appendices and any other documents or general Company policies referred to herein, constitutes the entire agreement and understanding between us with respect to your employment with the Company. Except as specifically provided in Section 9 below, this Employment Agreement fully supersedes any prior agreements or understandings by and between you and the Company or any of its affiliates regarding your employment and compensation.

1.	Position. You are appointed to the position of President of the Company and will report to the President of Crown Holdings, Inc. who will determine your duties and responsibilities, as well as your specific objectives to be achieved.

2.	Duration. This Employment Agreement is concluded for a period of one year unless sooner terminated as provided herein. Except as otherwise provided herein, unless either party gives written notice to the other party at least 30 days before any anniversary of the effective date that the term hereunder shall not be extended beyond its then term, the term shall automatically be extended for an additional one year period from each anniversary. Notwithstanding the foregoing, unless terminated earlier, this Employment Agreement will end without notice at the end of the month during which you reach age 65.

3.	Probation. There will be no probationary period.

4.	Location. Your normal place of employment is located in the canton of Zug, Switzerland, although your job may require business travel as appropriate and as approved by your management according to the terms of the Company Business Travel & Expense Reimbursement Policy.

5.	Working time. Normal office working time is 40 hours per week. Given the nature of your position, you are expected to devote such time as is necessary to the performance of your duties. Any overtime work or additional tasks performed will be fully compensated by the salary according to the paragraph below.

6.	Salary. You will be paid an annual gross salary of CHF 551.000 which will be paid in twelve equal installments by bank transfer at the end of each calendar month. Salaries are reviewed annually on January 1st. Increases are not automatic and any increase determined will be communicated to you in writing.

7.	Incentive. You will continue to participate in an annual discretionary incentive bonus plan according to the management incentive policy as amended from time to time by the Compensation Committee of Crown Holdings, Inc., the ultimate parent company of the Company. The annual incentive bonus plans are by their nature discretionary and the Company reserves the right to modify the nature and terms of its incentive plans from time to time and will inform you accordingly. Your base bonus entitlement will be 80% and the terms of the 2011 incentive plan will be provided to you in due course.

8.	Deductions. The Company will deduct from your gross salary, as well as from any bonus paid, all applicable employee contributions, (e.g., social security schemes, AHV/IV, EO, ALV, etc.), the premiums for the pension fund (BVG) as well as the applicable taxes, if any, payable by you in accordance with the respective Swiss laws and regulations.

9.	Taxes. All taxes and social charges (UK and Switzerland) will be your responsibility, whether they relate to past or future employment. The Company will continue to provide you with KPMG (or equivalent) advice on your tax matters. In addition, the tax equalization provision contained in your prior employment agreement dated July 12, 2006 will continue to apply to your employment prior to January 1, 2011, with respect to French taxes in accordance with past practice.

10.	Termination. Your notice period is 6 months on either side. In the event of a dismissal (other than for cause) or redundancy, you will be entitled to a severance payment of 12 months’ base salary. This entitlement to payment is subject to your compliance with all duties and obligations under this Employment Agreement. The severance payment will not apply in case of your resignation or retirement. Applicable statutory social security contributions and taxes will be deducted from any gross termination payment. The Company reserves the right to release you from your obligation to work anytime.

11.	Seniority. In assessing your rights based on seniority, the date of 4 September 1995 will be taken into consideration.

12.	Expenses. You will be entitled to reimbursement for all expenses incurred in the ordinary course of your job. Terms and conditions of the Company’s expense reimbursement regulations (as detailed in the CFAP as amended from time to time) will apply.

13.	Car. You will be provided with a car in line with the Company’s car policy.

14.	Vacation. You will be entitled to 25 days paid vacation per calendar year. Vacation will be taken at times mutually agreed with your direct report specified in Section 1 above. In the event of termination of your employment during the year, your holiday entitlement will be proportional.

15.	School fees. For your children in secondary education, we will cover school fees up to the value of the fees charged at the International School of Baar.

16.	Sickness and accident cover. You are insured under a daily sickness benefits insurance against loss of income resulting in case of sickness, replacing the Company’s respective statutory obligation. The commencement, duration and extent of insurance coverage as well as the benefits are according to the insurance policy. During the waiting period of 60 days, the Company shall pay your full salary, but in no event after the expiration of the employment relationship. The premiums for the daily sickness benefits insurance shall be borne by the Company.

You are insured against occupational and non-occupational accidents and against occupational diseases in accordance with the statutory provisions. There is additional accident insurance in place to increase coverage above the maximum salary statutorily insured. The commencement, duration and extent of insurance coverage as well as the additional benefits are according to the insurance policy. The premiums for these insurances shall be borne by the Company.

If you are unable to attend work due to sickness or accident or any other reason, you must immediately notify the Company indicating the reason for being absent at that time and the likely duration of the absence. You must keep the Company informed as to the continuation and likely duration of the absence. If you are unable to work due to illness or an accident, for more than three working days, a medical certificate from your doctor must be provided to the Company. In any event, the Company has the right to have you examined by a doctor of its choice and at its expense.

17.	Health Insurance. The law requires that you insure yourself and your family for medical purposes (except accident insurance which is covered in section 16).

18.	Pension plan. You are required to participate in the second pillar pension arrangement provided by the Company. The management of the pension fund and of your and the Company’s contributions to it are according to the applicable regulations of the Company’s pension fund institution. A document describing the pension arrangements will be provided to you. Effective January 1, 2011, you will be a deferred pensioner under the UK Metalbox Pension Scheme. In addition, you will continue to participate in the Crown Senior Executive Retirement Plan (“SERP”) as in effect from time to time. Your original effective date in the SERP (January 1, 2008) shall continue to apply.

19.	Data protection. The Company undertakes to keep data it holds regarding you confidential. You agree, however, that the Company may forward data concerning you to its affiliated companies in Switzerland and abroad to the extent that it is necessary for the proper functioning of the administration of this contract and of the management of the Company’s or its affiliates affairs.

20.	Intellectual Property: The rights to all inventions and designs related to any of the businesses of the Company or any of its affiliates, made or conceived in part or wholly by you individually or jointly during the duration of your employment contract belong to the Company regardless of whether they are legally protected.

Other rights to any work products and any know-how which you create or in which creation you participate while performing your employment activity belong exclusively to the Company. To the extent that work products (e.g., software, reports, documentations) are protected by copyrights, you hereby assign to the Company any and all rights related to such work products, particularly the copyright and any and all rights of use, including the rights of production and duplication, of publishing, to use, to license or to sell, to distribute over data or online media, to modify and develop further as well to develop new products on the basis of your work product or on the basis of parts of such work product.

You waive the right to be named as author or inventor.

The Company is not obligated to exercise its rights set forth in the preceding paragraphs. The Company is entitled to designate itself as the exclusive owner of the patent rights, copyrights and other rights related to the work products.

21.	Business Conduct and Ethics Policy. The Company is committed to conducting business in an ethical manner. The Policy can be viewed on the Company Intranet and you are required to reacquaint yourself with it from time to time.

22.	Exclusivity and conflicts of interest. You agree to perform the work assigned to you diligently and carefully and to observe in good faith directives and specific instructions. You acknowledge that your function requires an exacting degree of loyalty to the Company and you agree to refrain from any activities which could have an adverse effect on or conflict with the Company’s interests. In the event of a conflict of interest arising, you agree to inform your direct manager immediately.

In particular, you agree that you will not:

•

directly or indirectly advise, provide your services as a president, member of the Board of Directors, employee, agent etc. to or perform duties for another firm, person, company or other organization (against payment or without payment) without the prior written permission of the Company;

•	possess an equity investment of more than 1% of the voting capital of any organization with which the Company or any affiliate of the Company keeps business relations or is in competition;

•

accept any payments, gifts, loans or other benefits in connection with your services under this Employment Agreement, except for usual complimentary gifts of low value at the end of the year or at closing of a project;

•	transact private investments or build up business relations which may compromise the interests of the Company and its affiliates on your behalf and for own account.

23.	Confidential information. During your employment and after its termination, you shall neither communicate to third parties nor make use of any confidential information which you learn during your working relation with the Company. Confidential information will comprise anything for which it cannot be shown that it was already in the public domain at the relevant point in time, particularly information about any kind of know-how (e.g., inventions, developments, data collections, procedures and concepts, business relationships and clients) which is relevant for the Company or for persons who stand in relation or cooperate with the Company.

24.	Non-competition. During your employment and for a period of one year following its termination, you agree to refrain from engaging in any activity which is directly or indirectly competitive to the businesses of the Company or any of its affiliates anywhere in the world related to the field of metal packaging. In particular, you agree that you will not:

•	be employed by or render services or advice to a business whose products or activities compete in whole or in part with the products or activities of the Company or any of its affiliates;

•

directly or indirectly engage or invest in or establish any business whose products or activities compete in whole or in part with the products or activities of the Company or any of its affiliates; provided, however, that you may purchase or otherwise acquire up to (but not more than) five percent of any class of securities of any publicly traded corporation or other publicly traded entity (but without otherwise participating in the activities of such corporations or entities); and

•	solicit, interfere with or endeavor to entice away from the Company any person who is employed by the Company.

25.	Company property. The Company will provide you with all equipment necessary for the proper execution of your duties. Upon notice of termination of your employment, and in no case later than the date on which the employment is terminated, you will return all equipment, work products and documents concerning or belonging to the Company. This includes cars, computers, telephones, etc. It also includes computer equipment and files, source codes and documentation. It is understood and agreed that copying or duplicating of such work products and records for private or other purposes is not permissible.

26.	Documents. The following documents (“Documents”) will be provided to you:

•	Regulations of the Company’s Board of Directors

•	Expense reimbursement regulations

•	Accident insurance regulations

•	Daily sickness benefits insurance regulations

•	Pension fund regulations

The Company reserves the right to modify these Documents from time to time as it deems appropriate.

27.	Jurisdiction. This Employment Agreement will be governed by and construed in accordance with the laws of Switzerland. The place of jurisdiction for all disputes arising out of or in connection with this Employment Agreement, including disputes on its conclusion, binding effect, amendment and termination, shall be Zug, Switzerland.

This Agreement has been executed in two (2) originals.

For Crown Packaging Europe GMBH

/s/ John Conway	/s/ Timothy Donahue
John CONWAY, Director	Timothy DONAHUE, Director
May 4, 2011	May 4, 2011

/s/ Christopher Homfray
Mr. Christopher HOMFRAY
May 4, 2011